Exhibit 99.1

Vamorolone Demonstrates On-Target Glucocorticoid Activity Without the Immunosuppression Characteristic of Traditional Corticosteroids at Clinical Doses

Data Demonstrate Vamorolone’s Balanced Corticosteroid Profile with On-Target Glucocorticoid Activity and Without Evidence of Significant Immunosuppressive Activity at Clinical Doses

CORAL GABLES, Fla., June 30, 2026 — Catalyst Pharmaceuticals, Inc. (“Catalyst”) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare and difficult-to-treat diseases, today announced topline results from a two-part Phase 1 clinical study of vamorolone in healthy adult volunteers. The study demonstrated balanced corticosteroid activity with expected cortisol suppression and no evidence of significant immunosuppressive activity at clinical doses. These findings suggest that vamorolone delivers glucocorticoid and anti-inflammatory activity, while avoiding significant immunosuppressant effects, supporting its potential use as a treatment across a broad range of chronic inflammatory rare diseases.

Key Highlights and Readouts:

Overall study design

•	A two-part (referred to as Parts A and B) Phase 1 study was conducted in healthy adult volunteers

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The primary purpose of Part A was to assess equipotency between deflazacort and vamorolone to help address the clinical case in which a patient might experience differential cortisol effects when switching from deflazacort to vamorolone

•	The primary purpose of Part B was to evaluate ascending doses of vamorolone to assess vamorolone’s clinical immunosuppressive potential in consideration of potential life cycle management indications.

•	The study evaluated cortisol suppression, anti-inflammatory activity, and immunosuppressive effects across clinical and supratherapeutic doses

Part A: Vamorolone vs. deflazacort (equipotency assessment)

•	24 healthy adults were enrolled in a randomized, single-center, crossover study

•	Single doses of vamorolone (300 mg) and deflazacort (0.9 mg/kg) were evaluated

•	Both agents demonstrated expected on-target glucocorticoid receptor activity, including cortisol suppression, leukocyte redistribution, and effects on functional immune biomarkers

•	Similar time to onset was observed for both treatments (approximately 2–4 hours post-dose)

•	Comparable cortisol suppression was observed at clinical doses

•	Vamorolone demonstrated less pronounced immunosuppressive biomarker effects compared with deflazacort

“By demonstrating similar cortisol suppression at label-based clinical doses of vamorolone and deflazacort, these data support the currently labeled dosing of vamorolone in the treatment of DMD and do not suggest the need for other dosing considerations when switching patients from deflazacort to vamorolone,” said William Andrews, MD, Chief Medical Officer of Catalyst Pharmaceuticals. “Moreover, vamorolone achieved robust glucocorticoid and anti-inflammatory activity without evidence of significant immunosuppression at clinical doses.”

Part B: Ascending dose evaluation of immunosuppressive potential

•	36 healthy volunteers received vamorolone at doses of 9, 27, or 40 mg/kg once daily for seven days

•	Immune biomarkers and cellular markers were evaluated through Day 21

•	Clinically relevant immunosuppressive effects were observed only at the highest dose level (40 mg/kg/day)

•	No relevant immunosuppressive effects observed at lower dose levels (9 or 27 mg/kg/day)

•	Immunosuppressive effects increased with repeated dosing at 40 mg/kg/day and persisted after treatment cessation

“As the 40 mg/kg/day dose is above currently approved vamorolone dosing and higher than doses previously studied in clinical trials, these findings suggest that clinically meaningful immunosuppression with vamorolone is unlikely at clinically relevant doses,” Dr. Andrews added. “The prospect of this favorable profile—glucocorticoid and anti-inflammatory activity without clinically meaningful immunosuppression at clinically relevant doses—has the potential to distinguish vamorolone from conventional corticosteroids. Additionally, this profile may support vamorolone’s potential utility across a broad range of chronically inflammatory rare diseases.”

About Catalyst Pharmaceuticals, Inc.

Catalyst Pharmaceuticals, Inc. (Nasdaq: CPRX) is a biopharmaceutical company committed to improving the lives of patients with rare diseases. With a proven track record of bringing life-changing treatments to the market, we focus on in-licensing, commercializing, and developing innovative therapies. Guided by our deep commitment to patient care, we prioritize accessibility, ensuring patients receive the care they need through a comprehensive suite of support services designed to provide seamless access and ongoing assistance. Catalyst maintains a well-established U.S. presence, which remains the cornerstone of our commercial strategy, while continuously evaluating strategic opportunities to expand our global footprint. Catalyst, headquartered in Coral Gables, Fla., has been recognized by Forbes as one of America’s Most Successful Companies in 2023, 2024, and 2025, and on the 2025 Deloitte Technology Fast 500™ list as one of North America’s Fastest-Growing Companies.

For more information, please visit Catalyst’s website at www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether vamorolone can be developed and successfully commercialized in the future for the treatment of other chronic inflammatory rare diseases, and (ii) those factors described in Catalyst’s Annual Report on Form 10-K for the 2025 fiscal year and its subsequent filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Contact Information:

Investor Contact

Melissa Kendis, Catalyst Pharmaceuticals, Inc.

(305) 420-3200

IR@catalystpharma.com

Media Contact

Ignacio Guerrero-Ros, Ph.D., Russo Partners, LLC

(646) 249-6817

Ignacio.Guerrero-Ros@russopartnersllc.com